FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES NAMES DOUGLAS J. McCROSSON PRESIDENT AND CEO

Edgewood, NY – March 6, 2014 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced that long-time CPI Aero executive and Chief Operating Officer Douglas J. McCrosson has been named President and Chief Executive Officer effective today, March 6, 2014. Mr. McCrosson has also been appointed to the Company’s board of directors.

Edward J. Fred has resigned as President and Chief Executive Officer and as a director of the Company. Mr. Fred resigned for personal reasons. Mr. Fred will remain with CPI Aero in an advisory capacity until May 16, 2014 and as a consultant to the Company until November 16, 2015.

Eric Rosenfeld, CPI Aero’s Chairman of the Board, commented, “We are grateful for Ed’s leadership over the past 11 years. Under his guidance, CPI Aero has become a world-class aerospace manufacturer with an international reputation for quality and service, while retaining its entrepreneurial culture. Among Ed’s most important accomplishments was assembling a seasoned and impressive management team that includes Doug McCrosson. As a result, we are confident that this transition will be seamless.”

Mr. McCrosson, age 51, joined CPI Aero in 2003 as Director of Business Development. During his tenure, he has held positions of increasing responsibility, including Vice President of Business Development and Senior Vice President of Operations, where he headed CPI Aero’s business development, engineering, procurement and manufacturing organizations. Mr. McCrosson has been the Company’s Chief Operating Officer since January 2010. Mr. McCrosson earned a B.S. in Mechanical Engineering from SUNY Buffalo and an M.S. in Management from Polytechnic University.

Mr. Rosenfeld concluded, “Doug has distinguished himself as an effective leader focused on program execution and operational excellence. He has been essential in defining and implementing our growth strategy and has been instrumental in building the credibility of the CPI Aero brand with customers and shareholders. Doug is a leader of our Company and we are confident that we will continue to grow our business and expand our markets as he guides us to even greater success.”

Mr. McCrosson said, “It is a great honor to be named Chief Executive Officer. I will continue to work with our senior management team, board members and the incredibly talented team of professionals at CPI Aero. As both an engineer and executive, I have experienced first-hand CPI Aero’s commitment to continuous improvement, and product and service excellence. I am excited to address the opportunities that lie ahead and look forward to our future with confidence.”

Mr. Fred noted, “It has been a privilege to serve as Chief Executive Officer of CPI Aero, and I will continue to support the Company. The foundation and culture we have created will allow Doug and the CPI Aero team to continue to grow and create long-term shareholder value.”

CPI Aero News Release	Page 2
March 6, 2014

About CPI Aero

CPI Aero is a U.S. manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK® helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X. CPI Aero is included in the Russell MicroCap Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012 and Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com